Exhibit 99.1

PREIT Generates Collections and Liquidity Improvements

Increasing traffic, consumer demand and tenant performance lead to improved collections

PHILADELPHIA, April 19, 2021 – PREIT (NYSE: PEI), a leading operator of distinctive real estate in high barrier-to-entry markets, today provided an update on collections and activity and its improving liquidity position.

Collections

The Company reports continued sequential improvement in collection levels and recouping deferred rents from prior periods. During the first quarter of 2021, the Company received 119% of billed rents, compared to 112% and 99% in Q4 and Q3 2020, respectively.

Liquidity

Improvement in collections and operations, generally, have generated a significantly improved liquidity profile. Upon closing of our expanded credit facility, we put into place a $130 million revolving line of credit. Of that, we had drawn $55 million, leaving $75 million of availability. In returning to a positive cash flow profile with improved collections exceeding 100% of billed rents, we now have over $30 million of cash on hand, improving our current liquidity position to over $100 million.

“Our commitment to restoring a strong liquidity position is generating results. It’s clear that there is pent-up appetite fueling consumer demand with half of comparable properties last week posting traffic results in excess of the same period in 2019,” said Joseph F. Coradino, Chairman and CEO of PREIT. “The strong return of the customer coupled with our planned multifamily land sales is expected to form the basis for continued improvement in the Company’s balance sheet.”

About PREIT

PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages distinctive real estate in high barrier-to-entry markets at the forefront of shaping consumer experiences through the built environment. PREIT’s robust portfolio of carefully curated retail and lifestyle offerings mixed with destination dining and entertainment experiences are located primarily in densely-populated, high barrier-to-entry markets with tremendous opportunity to create vibrant multi-use destinations. Additional information is available at www.preit.com or on Twitter or LinkedIn.

Forward Looking Statements

This press release contains certain forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “may” or similar expressions. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks, uncertainties and changes in circumstances that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our other filings with the Securities and Exchange Commission. While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to achieve our forecasted revenue and pro forma leverage ratio and generate free cash flow to further reduce our indebtedness; our ability to manage our business through the impacts of the COVID-19 pandemic, a weakening of global economic and financial conditions, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. Additionally, our business might be materially and adversely affected by changes in the retail and real estate industries, including consolidation and store closings, particularly among anchor tenants; current economic conditions, including the impact of the COVID-19 pandemic and the steps taken by governmental authorities and other third parties to reduce its spread, and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions; our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; our ability to maintain and increase property occupancy, sales and rental rates; increases in operating costs that cannot be passed on to tenants; the effects of online shopping and other uses of technology on our retail tenants; risks related to our development and redevelopment activities, including delays, cost overruns and our inability to reach projected occupancy or rental rates; acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; our substantial debt and the liquidation preference of our preferred shares and our high leverage ratio and our ability to remain in compliance with our financial covenants under our debt facilities; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through sales of properties or interests in properties and through the issuance of equity or equity-related securities if market conditions are favorable; and potential dilution from any capital raising transactions or other equity issuances.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein, and in the sections entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

PREIT Contact:

Heather Crowell

EVP, Strategy and Communications

(215) 454-1241

heather.crowell@preit.com